Exhibit 99.1

AERWINS Technologies and OUTSOURCING Inc.

Partner to Develop and Produce New Air Mobility Products

Tokyo, Japan - March 23, 2023 - AERWINS Technologies Inc. (NASDAQ: AWIN) (“AERWINS” or the “Company”), the developer and manufacturer of air mobility platform, COSMOS (Centralized Operating System for Managing Open Sky), and the XTURISMO Limited Edition Hoverbike, has reached a strategic agreement with OUTSOURCING Inc. (“OUTSOURCING”) by entering into a Memorandum of Understanding (“MOU”) with OUTSOURCING intending to partner via a joint venture in the Middle East. The joint venture is intended to allow AERWINS to advance its manufacturing and production capabilities of air mobility units in the Middle East.

Background and Objectives of the Joint Venture

AERWINS has reached an agreement with OUTSOURCING, by entering into a MOU, which the Company believes will provide labor resources to domestic and overseas production for a variety of products. OUTSOURCING agreed to invest, if certain conditions are met by April 30, 2023, up to ¥300 million (approximately $2.3 million USD) in this joint venture. Under the constitution of the business agreement, AERWINS will look to develop various adjacent operational structures such as establishing air mobility production houses in the United Arab Emirates (“UAE”).

This release follows the recently established planned joint venture with Vault Investment in the UAE, as well as the successful business combination resulting in the Company’s common stock trading on the Nasdaq Global Market under the symbol “AWIN” and the Company’s warrants trading on the Nasdaq Capital Market under the symbol “AWINW.”

“We are grateful to have the opportunity to receive capital and manufacturing support for our recently established joint venture in the UAE from OUTSOURCING, a company with a proven track record in manufacturing for many of the world’s leading mobility companies in Japan as well as numerous operations in locations around the globe,” said AERWINS Founder Shuhei Komatsu. “We are confident that this partnership with a manufacturing professional will further accelerate our air mobility business. On brand with our mission, we look to provide the comfort and well-being of life brought by technological innovations in mobility space globally.”

Overview of the Planned Joint Venture

(1)	Company Name	Lootah Aerwins Aviation LLC.
(2)	Address	Duja Tower, Office 8, Shk Zayed Road- Dubai - United Arab Emirates (planned)

(3)	Business Contents	Production and sales of air mobility in the United Arab Emirates, etc.
(4)	Capital	161,782,760 UAE Dirham (planned) (1UAE Dirham =37.09JPY As of 9th March)
(5)	Date of Establishment	March 2023 (planned)

About XTURISMO

XTURISMO Limited Edition was developed by AERWINS. It is a manifestation of the dream of air mobility that endeavors to create a completely new way to experience the world, enabling users to feel the joy and pleasure of moving freely in space. The Company believes that it has a wide range of practical possibilities, both in Japan and overseas, including use in disaster relief, infrastructure inspection, and entertainment.

XTURISMO Limited Edition was unveiled at Fuji Speedway in October 2021, and orders are now being accepted. XTURISMO Limited Edition also participated in the Detroit Auto Show in September 2022.

Information about XTURISMO

Official Website: https://aerwins.us/xturismo/

Video: https://www.youtube.com/channel/UCPP6jQKTqCRXpAmyfZ-94VQ

Instagram: https://www.instagram.com/xturismo_official/

Press kit: https://alit.box.com/v/XTURISMO-PRESSKIT2023

About AERWINS Technologies Inc.

Under the mission statement Changing Society from the Top Down, AERWINS Technologies has developed and released an air mobility platform, COSMOS*, and the XTURISMO Limited Edition Hoverbike. AERWINS will continue to innovate, unbound by existing ideas, to develop and deploy systems that are necessary for the realization of an air mobility society. For more information, please visit https://aerwins.us/.

*	COSMOS: Centralized Operating System for Managing Open Sky

About OUTSOURCING Inc.

OUTSOURCING Inc. is a company that provides a wide range of human resource services through 45 domestic companies and 202 overseas companies in approximately 30 countries worldwide, with a focus on businesses in the manufacturing, service and technology fields. They provide various human resource services aimed at achieving a society where nobody is perceived as a burden, based on our Corporate Principles of “enhancing the quality of life of everyone around the world by eliminating inequalities in working conditions and creating truly motivating workplaces.

For detailed information, please visit https://www.outsourcing.co.jp/en/.

Important Notice Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond AERWINS control. While AERWINS believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to AERWINS on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties. Actual results could be materially different. AERWINS undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Contacts:

PR Inquiries

Mayuko Okamoto

Public Relations

info@aerwins.us

Investor Contact:

John Yi or Thomas Thayer

Gateway Investor Relations

949-574-3860

AERWINS@gatewayir.com